Exhibit 1.1

PEOPLE’S CHOICE HOME LOAN SECURITIES CORP.

Mortgage-Backed Notes, Series 2005-4

Class	Approximate Initial Note Principal Balance	Note Rate
Class 1A1	$215,685,000	Adjustable Rate
Class 1A2	$202,284,000	Adjustable Rate
Class 1A3	$26,648,000	Adjustable Rate
Class 2A1	$433,582,000	Adjustable Rate
Class Ml	$42,035,000	Adjustable Rate
Class M2	$40,331,000	Adjustable Rate
Class M3	$26,130,000	Adjustable Rate
Class M4	$19,882,000	Adjustable Rate
Class M5	$19,882,000	Adjustable Rate
Class M6	$18,178,000	Adjustable Rate
Class M7	$17,609,000	Adjustable Rate
Class M8	$13,633,000	Adjustable Rate
Class M9	$14,201,000	Adjustable Rate
Class M10	$10,793,000	Adjustable Rate
Class M11	$6,817,000	Adjustable Rate

UNDERWRITING AGREEMENT

October 24, 2005

Bear, Stearns & Co. Inc.

383 Madison Avenue

New York, New York 10179,

acting on behalf of itself and as

Representative of the several

Underwriters named in Schedule I hereto

Ladies and Gentlemen:

People’s Choice Home Loan Securities Corp., a Delaware corporation (the “Company”), proposes to sell to you (the “Representative”) and the several underwriters listed on Schedule I hereto (collectively, the “Underwriters”) all of the Company’s Mortgage-Backed Notes, Series 2005-4, Class 1A1, Class 1A2, Class 1A3 and Class 2A1 (collectively, the “Class A Notes”), Class Ml, Class M2, Class M3, Class M4, Class M5, Class M6, Class M7, Class M8, Class M9, Class M10 and Class M11 (collectively, the “Class M Notes” and together with the Class A Notes, the “Notes”), having the aggregate principal amounts and Note Rates set forth above, in the respective denominations set forth in Schedule II attached hereto. The Notes will evidence the entire beneficial interest in the Trust Estate (as defined in the Indenture referred to

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below) consisting primarily of a pool (the “Pool”) of conventional, fixed-rate and adjustable-rate sub-prime one- to four-family residential mortgage loans (the “Mortgage Loans”) as described in the Prospectus Supplement (as hereinafter defined) to be sold by the Company. The Mortgage Loans will be purchased by the Company from People’s Choice Funding, Inc. (the “Seller”) pursuant to a mortgage loan purchase agreement to be dated as of October 1, 2005 (the “Mortgage Loan Purchase Agreement”), between the Seller and the Company.

The Notes will be issued pursuant to an indenture (the “Indenture”), to be dated as of October 1, 2005 (the “Cut-Off Date”), between People’s Choice Home Loan Securities Trust Series 2005-4, a Delaware statutory trust (the “Issuer”), and HSBC Bank USA, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”), and will be conveyed to the Issuer pursuant to a sale and servicing agreement, to be dated October 1, 2005, among the Company, the Issuer, the Indenture Trustee, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “Master Servicer”) and securities administrator, EMC Mortgage Corporation, as servicer (the “Servicer”), People’s Choice Home Loan, Inc., as subservicer, and the Seller. Upon issuance, the Notes will evidence undivided interests in the Trust Estate established pursuant to a trust agreement (as amended, the “Trust Agreement”), dated October 11, 2005, between the Company and Wilmington Trust Company (in such capacity, the “Owner Trustee”), as described in the Prospectus (as defined below). The mortgage loans included in the Trust Estate will be sold by the Seller to the Company pursuant to a Mortgage Loan Purchase Agreement. Servicing of the mortgage loans included in the Trust Estate will be conducted pursuant to a servicing agreement, dated October 1, 2005 (the “Servicing Agreement”), among the Master Servicer, the Servicer, the Subservicer, the Issuer and the Indenture Trustee. The Notes are described more fully in the Base Prospectus and the Prospectus Supplement (each as hereinafter defined), which the Company has furnished to the Underwriters.

1. Representations, Warranties and Covenants.

1.1 As of the date hereof (or as of such other date as may be specified in the relevant representation and warranty), the Company represents and warrants to, and agrees with, each of the Underwriters as follows:

(a) The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. 333-125734) on Form S-3 for the registration under the Securities Act of 1933, as amended (the “Act”), of Mortgage Pass-Through Certificates and Mortgage-Backed Notes (issuable in series), including the Notes, which registration statement has become effective and a copy of which, as amended to the date hereof, has heretofore been delivered to the Underwriters. All conditions for the use of Form S-3 under the Act have been satisfied. Pursuant to Rule 424(b) under the rules and regulations of the Commission under the Act (the “1933 Act Regulations”), the Company proposes to file with the Commission a supplement, dated October 24, 2005 (the “Prospectus Supplement”), together with a prospectus, dated June 10, 2005 (the “Base Prospectus”), relating to the Notes and the method of distribution thereof. Such registration statement, including exhibits thereto and any information incorporated therein by reference, as amended at the date hereof, is hereinafter called the “Registration Statement,” and the Base Prospectus and the Prospectus Supplement and

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any information incorporated therein by reference, together with any amendment thereof or supplement thereto authorized by the Company on or prior to the Closing Date (as defined in Section 3 hereof) for use in connection with the offering of the Notes, are hereinafter called the “Prospectus.”

(b) The Registration Statement has become effective. No stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission. The Registration Statement, as of the effective date thereof or the effective date of the most recent amendment thereto, if any, at or prior to the date hereof, whichever is later (the “Effective Date”), as of the date of the Prospectus Supplement and as of the Closing Date, and the Prospectus, as of the date of the Prospectus Supplement and as of the Closing Date, complied in all material respects with the applicable requirements of the Act and the 1933 Act Regulations, and the Registration Statement, as of the Effective Date and as of the date of any amendment thereto, did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as of the date of the Prospectus Supplement, did not, and as of the Closing Date will not, contain an untrue statement of a material fact and did not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that neither the Company nor the Seller makes any representations or warranties as to either (i) any information in any Computational Materials or ABS Term Sheets (each as hereinafter defined) required to be provided by the Underwriters to the Company pursuant to Section 4.2 hereof, except to the extent of any information set forth therein that constitutes Pool Information (as defined below) or (ii) any information contained in or omitted from the portions of the Prospectus identified by underlining or other highlighting as shown in Exhibit D (the “Underwriter Information”). As used herein, “Pool Information” means information with respect to the characteristics of the Mortgage Loans and administrative and servicing fees, as provided by or on behalf of the Company or the Seller to the Underwriters. The Company acknowledges that, except for any Computational Materials and ABS Term Sheets, the Underwriter Information constitutes the only information furnished in writing by the Underwriters or on their behalf for use in connection with the preparation of the Registration Statement, any preliminary prospectus or the Prospectus, and each of the Underwriters confirms that the Underwriter Information is correct.

(c) The Company has been duly formed and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the requisite organizational power to own its properties and to conduct its business as presently conducted by it; and the Company is duly qualified to do business as a foreign corporation in good standing and has all necessary certificates, licenses and permits in all jurisdictions in which its ownership of property or the conduct of its business as presently conducted by it requires such qualification.

(d) As of the Closing Date, the Notes will conform in all material respects to the description thereof contained in the Prospectus, and the representations and warranties of the Company in the Indenture will be true and correct in all material respects.

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(e) The Notes, when validly authenticated, issued and delivered in accordance with the Indenture, will be duly and validly issued and outstanding and entitled to the benefits of the Indenture, and immediately prior to the delivery of the Notes to each Underwriter, the Company will own the Notes, and upon such delivery, such Underwriter will acquire title thereto, free and clear of any lien, pledge, encumbrance or other security interest other than one created or granted by such Underwriter.

(f) This Agreement has been duly authorized, executed and delivered by the Company and, as of the Closing Date, the Indenture and each of the other agreements to which the Company is a party and that have been entered into in connection with the issuance or delivery of the Notes or any of the transactions contemplated herein (together with the Mortgage Loan Purchase Agreement, the Servicing Agreement, the Indenture, the Trust Agreement and this Agreement, the “Transaction Documents”) will have been duly authorized, executed and delivered by the Company and will conform in all material respects to the description thereof contained in the Prospectus, and assuming the valid execution thereof by the other parties thereto, each Transaction Document will constitute a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights and by general equity principles.

(g) As of the Closing Date, the Mortgage Loan Purchase Agreement will have been duly authorized, executed and delivered by the Company and the Seller and will conform in all material respects to the description thereof contained in the Prospectus and will constitute a valid and binding agreement of the Company and the Seller, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights and by general equity principles.

(h) Neither the issuance or delivery of the Notes, nor the consummation of any other of the transactions contemplated herein or in the Transaction Documents, nor compliance with the provisions of the Transaction Documents will conflict with or result in the breach of any material term or provision of the certificate of incorporation or bylaws of the Company, and the Company is not in breach or violation of or in default (nor has an event occurred that with notice or lapse of time or both would constitute a default) under the terms of (i) any indenture, contract, lease, mortgage, deed of trust, note agreement or other evidence of indebtedness or other agreement, obligation or instrument to which the Company is a party or by which it or its properties are bound, or (ii) any law, decree, order, rule or regulation applicable to the Company of any court or supervisory, regulatory, administrative or governmental agency, body or authority, or arbitrator having jurisdiction over the Company or its properties, the default in or the breach or violation of which would have a material adverse effect on the Company, the Issuer or the Notes or on the ability of the Company to perform its obligations under the Transaction Documents; and neither the delivery of the Notes nor the execution and delivery of the Transaction Documents or the consummation of any other of the transactions contemplated herein or in the Transaction Documents, nor the compliance with the provisions of the Transaction Documents, will result in such a breach, violation or default that would have such a material adverse effect.

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(i) No filing or registration with, notice to, or consent, approval, authorization or order or other action of any court or governmental authority or agency is required for the consummation by the Company of the transactions contemplated by the Transaction Documents (other than as required under state securities laws or Blue Sky laws, as to which no representations and warranties are made by the Company), except such as have been, or will have been prior to the Closing Date, obtained under the Act, and such recordations of the assignment of the Mortgage Loans to the Indenture Trustee or, if applicable, to Mortgage Electronic Registration Systems, Inc. (“MERS”) on behalf of the Indenture Trustee, pursuant to the Servicing Agreement or the Indenture that have not yet been completed.

(j) There is no action, suit or proceeding before or by any court, administrative or governmental agency, or other tribunal, domestic or foreign, now pending to which the Company is a party, or, to the best of the Company’s knowledge, threatened against the Company, which could reasonably result individually or in the aggregate in any material adverse change in the condition (financial or otherwise), earnings, affairs, regulatory situation or business prospects of the Company or could reasonably interfere with or materially and adversely affect the consummation of the transactions contemplated in the Transaction Documents.

(k) At the time of execution and delivery of the Indenture, (i) the Issuer will own the Mortgage Loans being pledged by it to the Indenture Trustee pursuant to the Indenture free and clear of any lien, mortgage, pledge, charge, encumbrance, adverse claim or other security interest (collectively, “Liens”), except to the extent permitted in the Indenture, and will not have assigned to any person, other than the Indenture Trustee, any of its right, title or interest in its Mortgage Loans, (ii) the Issuer will have the power and authority to pledge the Trust Estate to the Indenture Trustee and to transfer the Notes to the Underwriters and will have duly authorized such action, (iii) upon execution and delivery by the Issuer to the Indenture Trustee of the Indenture and delivery of the Notes to the Issuer, the Indenture Trustee will have a valid, perfected, first-priority security interest in the Trust Estate, free of Liens, other than Liens permitted by the Indenture, and (iv) upon payment and delivery of the Notes to the Underwriters, the Underwriters will acquire ownership of the Notes, free of Liens, other than Liens created or granted by the Underwriters.

(l) Any taxes, fees and other governmental charges in connection with the execution, delivery and issuance of the Transaction Documents and the Notes have been or will be paid by the Company on or prior to the Closing Date, except for fees for recording assignments of Mortgage Loans to the Indenture Trustee or, if applicable, to MERS on behalf of the Indenture Trustee, pursuant to the Servicing Agreement or the Indenture that have not yet been completed, which fees will be paid by the Company in accordance with the Indenture.

(m) The Company is not in violation of its Certificate of Incorporation or By-laws or any agreement the violation of which would have a material adverse effect on the Company.

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(n) The Company is not an “investment company” or entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(o) Since the respective dates as of which information is given in the Prospectus, there has not been any material adverse change in the general affairs, management, financial condition, or results of operations of the Company, otherwise than as set forth or contemplated in the Prospectus, as supplemented or amended as of the Closing Date.

1.2 The Seller represents and warrants to each of the Underwriters and agrees with each of the Underwriters, as of the date hereof (or as of such other date as may be specified in the representation and warranty), as follows:

(a) As of the Closing Date the representations and warranties of the Seller herein will be true and correct in all material respects.

(b) The Seller has been duly formed and is validly existing as a corporation in good standing under the laws of the State of Delaware and has the requisite power to own its properties and to conduct its business as presently conducted by it; and the Seller is duly qualified to do business and in good standing in all other jurisdictions in which its ownership of property or the conducting of its business as presently conducted by it requires such qualification.

(c) This Agreement has been duly authorized, executed and delivered by the Seller.

(d) As of the Closing Date, the Mortgage Loan Purchase Agreement will have been duly authorized, executed and delivered by the Seller and will constitute a valid and binding agreement of the Seller, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights and by general equity principles.

1.3 Each Underwriter represents and warrants to and agrees with the Company and the Seller that, as of the date hereof and as of the Closing Date, such Underwriter has complied in all material respects with all of its obligations hereunder, including Section 4.2 hereof, and, with respect to all Computational Materials and ABS Term Sheets provided by such Underwriter to the Company pursuant to Section 4.2, if any, such Computational Materials and ABS Term Sheets are accurate in all material respects when read in conjunction with the Prospectus Supplement (taking into account the assumptions explicitly set forth in the Computational Materials, except to the extent of any errors therein that are caused by errors in the Pool Information). The Computational Materials and ABS Term Sheets provided by such Underwriter to the Company constitute a complete set of all Computational Materials and ABS Term Sheets that are required to be filed with the Commission.

2. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to each Underwriter,

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and each Underwriter agrees, severally and not jointly, to purchase from the Company, the Notes at the respective prices set forth in Schedule II attached hereto.

3. Delivery and Payment. Delivery of and payment for the Notes shall be made at the office of Hunton & Williams LLP at 10:00 a.m., Eastern Time, on October 26, 2005, or such later date as you, in your capacity as Representative, shall designate, which date and time may be postponed by agreement between you, in your capacity as Representative, and the Company (such date and time of delivery and payment for the Notes being herein called the “Closing Date”). Delivery of the Notes shall be made to each of the Underwriters through the Depository Trust Company against payment by each of the Underwriters of the purchase price thereof to or upon the order of the Company by wire transfer in immediately available funds.

4. Offering by Underwriters.

4.1 It is understood by the parties hereto that the Underwriters propose to offer the Notes for sale to the public as set forth in the Prospectus, and the Underwriters agree that all such offers and sales shall be made in compliance with all applicable laws and regulations.

4.2 It is understood that each Underwriter may prepare and provide to prospective investors certain Computational Materials and ABS Term Sheets (as defined below) in connection with its offering of the Notes, subject to the following conditions:

(a) Any Computational Materials and ABS Term Sheets of the Underwriters shall satisfy the requirements of the No-Action Letter of May 20, 1994, issued by the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co. Incorporated and Kidder Structured Asset Corporation, as made applicable to other issuers and underwriters by the Commission in response to the request of the Public Securities Association dated May 24, 1994 (collectively, the “Kidder/PSA Letter”), as well as the PSA Letter referred to in the next sentence. Any Computational Materials and ABS Term Sheets of the Underwriters shall satisfy the requirements of the No-Action Letter of February 17, 1995, issued by the Commission to the Public Securities Association (the “PSA Letter” and, together with the Kidder/PSA Letter, the “No-Action Letters”).

(b) As used herein, “Computational Materials” shall have the meaning given such term in the No-Action Letters but shall include only those Computational Materials that have been prepared or delivered to prospective investors by or at the direction of an Underwriter. As used herein, “ABS Term Sheets” and “Collateral Term Sheets” shall have the meanings given such terms in the PSA Letter but shall include only those ABS Term Sheets or Collateral Term Sheets that have been prepared or delivered to prospective investors by or at the direction of an Underwriter.

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(c) All Term Sheets and Computational Materials provided to prospective investors that are required to be filed pursuant to the No-Action Letters shall bear a legend on each page including the following statement:

“THE INFORMATION HEREIN HAS BEEN PROVIDED SOLELY BY BEAR, STEARNS & CO. INC. NEITHER THE ISSUER OF THE NOTES NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION AS TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION HEREIN. THE INFORMATION HEREIN IS PRELIMINARY AND WILL BE SUPERSEDED BY THE APPLICABLE PROSPECTUS SUPPLEMENT AND BY ANY OTHER INFORMATION SUBSEQUENTLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

In the case of Collateral Term Sheets, such legend shall also include the following statement:

“THE INFORMATION CONTAINED HEREIN WILL BE SUPERSEDED BY THE DESCRIPTION OF THE MORTGAGE POOL CONTAINED IN THE PROSPECTUS SUPPLEMENT RELATING TO THE NOTES AND (EXCEPT WITH RESPECT TO THE INITIAL COLLATERAL TERM SHEET PREPARED BY THE UNDERWRITERS) SUPERSEDES ALL INFORMATION CONTAINED IN ANY COLLATERAL TERM SHEETS RELATING TO THE MORTGAGE POOL PREVIOUSLY PROVIDED BY BEAR, STEARNS & CO. INC.”

The Company shall have the right to require additional specific legends or notations to appear on any Computational Materials or ABS Term Sheets, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein. Notwithstanding the foregoing, this subsection (c) will be satisfied if all such Computational Materials and ABS Term Sheets bear a legend in the form set forth in Exhibit F hereto.

(d) Each Underwriter shall provide to the Company, for filing on Form 8-K as provided in Section 5.9 hereof, copies, in electronic form, of all Computational Materials and ABS Term Sheets that are required to be filed with the Commission pursuant to the No-Action Letters. Each Underwriter may provide copies of the foregoing in a consolidated or aggregated form including all information required to be filed.

All Computational Materials and ABS Term Sheets described in this subsection (d) must be provided to the Company not later than 10:00 a.m. New York time one business day before filing thereof is required pursuant to the terms of this Agreement. Each Underwriter agrees that it will not provide to any investor or prospective investor in the Notes any Computational Materials or ABS Term Sheets on or after the day on which Computational Materials and ABS Term Sheets are required to be provided to the Company pursuant to this Section 4.2(d) (other than copies of Computational Materials or ABS Term Sheets previously submitted to the Company in accordance with this Section 4.2(d) for filing pursuant to Section 5.9 hereof), unless such Computational Materials or ABS Term Sheets are preceded or accompanied by the delivery of a Prospectus to such investor or prospective investor.

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(e) The Company shall not be obligated to file any Computational Materials or ABS Term Sheets that have been determined to contain any material error or omission. In the event that any Computational Materials or ABS Terms Sheets are determined, within the period that the Prospectus relating to the Notes is required to be delivered under the Act, to contain a material error or omission, the related Underwriter shall (i) prepare a corrected version of such Computational Materials or ABS Term Sheets, (ii) circulate such corrected Computational Materials or ABS Term Sheets to all recipients of the prior versions thereof that indicated orally to such Underwriter that they would purchase all or any portion of the Notes and (iii) deliver copies of such corrected Computational Materials and ABS Term Sheets (marked “as corrected”) to the Company for filing with the Commission in a subsequent Form 8-K submission (subject to the Company’s obtaining an accountant’s comfort letter in respect of such corrected Computational Materials, which shall be at the expense of such Underwriter), provided that if any such letter is required to be revised because of an error in the Pool Information, any additional expenses for such letter resulting from such error shall be paid by the Company.

(f) If an Underwriter does not provide any Computational Materials or ABS Term Sheets to the Company pursuant to subsection (d) above, such Underwriter shall be deemed to have represented, as of the Closing Date, that it did not provide any prospective investors with any information—in written or electronic form in connection with the offering of the Notes—that is required to be filed with the Commission in accordance with the No-Action Letters.

(g) In the event of any delay in the delivery by an Underwriter to the Company of all Computational Materials and ABS Term Sheets required to be delivered in accordance with subsection (d) above or in the delivery of the accountant’s comfort letter in respect thereof pursuant to Section 5.9 hereof, the Company shall have the right to delay the release of the Prospectus to investors or to the Underwriters, to delay the Closing Date and to take other appropriate actions, in each case as necessary in order to allow the Company to comply with its agreement (set forth in Section 5.9 hereof) to file the Computational Materials and ABS Term Sheets by the time specified therein.

(h) Each Underwriter represents that it has in place, and covenants that it shall maintain, internal controls and procedures that it reasonably believes to be sufficient to ensure full compliance with all applicable legal requirements of the No-Action Letters with respect to the generation and use of Computational Materials and ABS Term Sheets in connection with the offering of the Notes.

4.3 Each Underwriter further agrees that, on or prior to the Closing Date, it shall provide the Company with a certificate, substantially in the form of Exhibit E attached hereto, setting forth (a) in the case of each class of Notes, (i) if less than 10% of the aggregate principal balance of such class of Notes has been sold to the public as of such date, the fair market value (but not less than zero) of such class of Notes as of the Closing Date, or (ii) if 10% or more of such class of Notes has been sold to the public as of such date but no single price is paid for at least 10% of the aggregate principal balance of such class of Notes, then the weighted average price at which the Notes of such class were sold expressed as a percentage of the principal balance of such class of Notes sold, or (b) the first single price at which at least 10% of

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the aggregate principal balance of such class of Notes was sold to the public, (c) the prepayment assumption used in pricing each class of Notes, and (d) such other information as to matters of fact as the Company may reasonably request to enable it to comply with its reporting requirements with respect to each class of Notes to the extent such information can in the good faith judgment of such Underwriter be determined by it.

5. Agreements. The Company agrees that:

5.1 The Company will promptly advise each Underwriter (a) when any amendment to the Registration Statement has become effective or any revision of or supplement to the Prospectus has been so filed (unless such amendment, revision or supplement does not relate to the Notes or the trust), (b) of any request by the Commission for any amendment of the Registration Statement or the Prospectus or for any additional information (unless such request for additional information does not relate to the Notes or the trust), (c) of any written notification received by the Company of the suspension of qualification of the Notes for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (d) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or, to the knowledge of the Company, the threatening of any proceeding for that purpose. The Company will not file an amendment to the Registration Statement or supplement to the Prospectus (if such amendment or supplement relates to the Notes) without your consent, which consent, if given, would be given by you in your capacity as Representative. The Company will use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

5.2 The Company will cause the Prospectus to be transmitted to the Commission for filing pursuant to Rule 424(b) under the Act by means reasonably calculated to result in filing with the Commission pursuant to said rule.

5.3 If, during the period commencing on the first date of the public offering of the Notes in which a Prospectus relating to the Notes is required to be delivered under the Act, any event occurs as a result of which the Prospectus, as then amended or supplemented, would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Act, the Company will promptly notify each Underwriter of such event and will promptly prepare and file with the Commission, at its own expense, an amendment or supplement that will correct such statement or omission or an amendment that will effect such compliance. Neither the consent to, nor the delivery of, by any Underwriter, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Article 6 hereof.

5.4 The Company will furnish to each Underwriter, without charge, a copy of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by an underwriter or dealer may be required by the Act, as many copies of the Prospectus, any documents incorporated by reference therein and any amendments and supplements thereto as any Underwriter may reasonably request.

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5.5 The Company agrees, so long as the Notes shall be outstanding, or until such time as an Underwriter shall cease to maintain a secondary market in the Notes, whichever first occurs, to deliver to each Underwriter the annual statement as to compliance delivered to the Master Servicer pursuant to Section 6.04 of the Servicing Agreement and the annual statement of a firm of independent public accountants furnished to the Master Servicer pursuant to Section 6.05 of the Servicing Agreement, as soon as such statements are furnished to the Company.

5.6 The Company will endeavor to arrange for the qualification of the Notes for sale under the laws of such jurisdictions as the Underwriters may reasonably designate and will maintain such qualification in effect so long as required for the initial distribution of the Notes; provided, however, that the Company shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

5.7 Notwithstanding Article 8 of this Agreement, if the transactions contemplated by this Agreement are consummated, the Company or the Seller will pay or cause to be paid or reimburse each Underwriter for all expenses incident to the performance of the obligations of the Company and the Seller under this Agreement, for any reasonable expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Underwriters in connection with qualification of the Notes for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Underwriters have reasonably requested pursuant to Section 5.6 above and the production of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Notes, for expenses incurred in printing and distributing the Prospectus (including any amendments and supplements thereto), for fees and expenses of preparing, printing and reproducing the Registration Statement, the Prospectus (and any amendment or supplement thereto), the other Transaction Documents and the Notes, for fees and expenses of the Indenture Trustee, the Owner Trustee, the Master Servicer and the Securities Administrator and their counsel, for the fees and expenses of counsel to the Underwriters, for all costs and expenses reasonably incurred by the Underwriters in conducting their “due diligence” investigation of the Company and its affiliates, for the fees and expenses of the accountants to the Company, for the fees and expenses of accountants to the Servicer in connection with the issuance of a comfort letter covering the servicing and portfolio numbers of the Servicer under the heading “The Servicer and the Subservicer—EMC Mortgage Corporation” and for fees and expenses of filing the Prospectus Supplement, any Computational Materials and ABS Term Sheets with the Commission. Except as herein provided, the Underwriters shall be responsible for paying all costs and expenses incurred by them in connection with the purchase and sale of the Notes.

5.8 If, during the period after the Closing Date in which a prospectus relating to the Notes is required to be delivered under the Act, the Company receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Notes is in effect, the Company will advise the Underwriters of the issuance of such stop order.

5.9 The Company shall file the Computational Materials and ABS Term Sheets (if any) provided to it by each Underwriter under Section 4.2(d) hereof with the

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Commission pursuant to a Current Report on Form 8-K no later than the date that the Prospectus is filed pursuant to Rule 424 under the Act or, in the case of any Collateral Term Sheet required to be filed prior to such date, by 10:00 a.m. on the second business day following the first day on which such Collateral Term Sheet has been sent to a prospective investor; provided, however, that each Underwriter must comply with its obligations pursuant to Section 4.2 hereof and the Company must receive, at the expense of the Company or the Seller, a letter from Deloitte & Touche LLP, certified public accountants, satisfactory in form and substance to the Company, the Seller and its counsel, to the effect that such accountants have performed certain specified procedures, all of which have been agreed to by the Company, as a result of which they have determined that all information that is included in the Computational Materials (if any) provided by the Underwriters to the Company for filing on Form 8-K, as provided in Section 4.2 hereof and this Section 5.9, is accurate in all material respects. The foregoing letter shall be at the expense of the Underwriters. The Company shall file any corrected Computational Materials described in Section 4.2(f) hereof as soon as practicable following receipt thereof. The Company shall also file with the Commission, within fifteen days of the issuance of the Notes, a Current Report on Form 8-K (for purposes of filing the Servicing Agreement, the Trust Agreement and the Indenture).

5.10 The Seller agrees to perform or cause the Company to perform each of its agreements in this Agreement.

5.11 The Company acknowledges and agrees that (a) the terms of this Underwriting Agreement and the transaction proposed herein (the “Offering”) (including the price of the Certificates) were negotiated at arm’s length between sophisticated parties represented by counsel; (b) no fiduciary, advisory or agency relationship between the Company and the Underwriters has been created as a result of any of the transactions contemplated by this Underwriting Agreement, irrespective of whether the Underwriters have advised or are advising the Company on other matters, (c) the Underwriters’ obligations to the Company in respect of the Offering are set forth in this Underwriting Agreement in their entirety; and (d) it has obtained such legal, tax, accounting and other advice as it deems appropriate with respect to this Underwriting Agreement and the transactions contemplated hereby and any other activities undertaken in connection therewith, and it is not relying on the Underwriters with respect to any such matters.

6. Conditions to the Obligations of the Underwriters. Each Underwriter’s obligation to purchase the Notes shall be subject to the accuracy of the representations and warranties on the part of the Company and the Seller herein, to the accuracy of the statements of officers of the Company and the Seller made pursuant to the provisions hereof, to the performance by the Company and the Seller of their obligations hereunder and to the following additional conditions precedent:

6.1 No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending or, to the knowledge of the Company, threatened by the Commission; and the Prospectus Supplement shall have been filed or transmitted for filing by means reasonably calculated to result in a filing with the Commission pursuant to Rule 424(b) under the Act.

Bear, Stearns & Co. Inc.

6.2 Since December 31, 2004, there shall have been no material adverse change in the condition of the Company or the Seller that, in the judgment of the Underwriters, impairs the investment quality of the Notes so as to make it impracticable to market the Notes on the terms and in the manner contemplated in the Prospectus.

6.3 (a) the representations and warranties of the Company in this Agreement and all other Transaction Documents shall be true and correct;

(b) the Company shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder and under each other Transaction Document at or prior to the Closing Date;

(c) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or are contemplated by the Commission; and

(d) no event shall have occurred that, with notice or passage of time, would constitute a default under any of the Transaction Documents to which the Company is a party.

The Company shall have delivered to the Underwriters a certificate dated the Closing Date of the President, a Senior Vice President, a Vice President or the Chief Financial Officer of the Company to the effect that each condition set forth in clauses (a), (b), (c) and (d) above has, to the best of his or her knowledge after reasonable investigation, been satisfied.

6.4 (a) the representations and warranties of the Seller contained in this Agreement and Section 3.1(a) of the Mortgage Loan Purchase Agreement are true and correct.

(b) the Seller shall have complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder and under each other Transaction Document at or prior to the Closing Date; and

(c) no event shall have occurred that, with notice or passage of time, would constitute a default under any of the Transaction Documents to which the Seller is a party.

The Seller shall have delivered to the Underwriters a certificate, dated the Closing Date, of the President, a Senior Vice President or the Chief Financial Officer of the Company to the effect that each condition set forth in clauses (a), (b) and (c) above has, to the best of his or her knowledge after reasonable investigation, been satisfied.

6.5 The Underwriters shall have received the opinions of Hunton & Williams LLP, counsel for the Company and the Subservicer, dated the Closing Date and substantially to the effect set forth in Exhibit A-1 and Exhibit A-2, a letter of Hunton & Williams LLP, counsel for the Company, dated the Closing Date and substantially to the effect set forth in Exhibit A-3, and an opinion of in-house counsel to the Seller, dated the Closing Date and substantially to the effect set forth in Exhibit A-4.

Bear, Stearns & Co. Inc.

6.6 The Underwriters shall have received the opinion of Kennedy Covington Lobdell & Hickman LLP, counsel for the Master Servicer and Securities Administrator, dated the Closing Date and substantially to the effect set forth in Exhibit B-l.

6.7 The Underwriters shall have received the opinion of Joseph T. Jurkowski, Jr., in-house counsel for the Servicer, dated the Closing Date and substantially to the effect set forth in Exhibit B-2.

6.8 The Underwriters shall have received the opinion of McKee Nelson LLP, counsel for the Underwriters, dated the Closing Date in form and substance satisfactory to the Underwriters.

6.9 The Underwriters shall have received from Deloitte & Touche LLP, certified public accountants, a letter, dated the date hereof and satisfactory in form and substance to such Underwriter and such Underwriter’s counsel, to the effect that they have performed certain specified procedures, all of which have been agreed to by such Underwriter, as a result of which they determined that certain information of an accounting, financial or statistical nature, set forth in the Prospectus Supplement under the captions “The Mortgage Pool,” “Description of the Notes,” “Yield Considerations” and “Maturity and Prepayment Considerations,” agrees with the records of the Company and the Seller or any information provided to Deloitte & Touche LLP by or on behalf of the Company, excluding any questions of legal interpretation.

6.10 The Class A Notes shall have been rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”), “AAA” by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”) and “AAA” by Fitch, Inc.(“Fitch”). The Class M1 Notes shall have been rated at least “Aa1” by Moody’s, “AA+” by S&P and “AA+” by Fitch . The Class M2 Notes shall have been rated at least “Aa2” by Moody’s, “AA” by Moody’s and AA by Fitch. The Class M3 Notes shall have been rated at least “Aa3” by Moody’s, “AA-” by S&P and “AA-” by Fitch. The Class M4 Notes shall have been rated at least “A1” by Moody’s, “A+” by S&P and “A+” by Fitch . The Class M5 Notes shall have been rated at least “A2” by Moody’s, “A” by S&P and “A” by Fitch. The Class M6 Notes shall have been rated at least “A-” by Moody’s, “A3” by S&P and “A-” by Fitch. The Class M7 Notes shall have been rated at least “Baal” by Moody’s, “BBB+” by S&P and “BBB+” by Fitch. The Class M8 Notes shall have been rated at least “Baa2” by Moody’s, “BBB” by S&P and “BBB” by Fitch. The Class M9 Notes shall have been rated at least “Baa3” by Moody’s, “BBB” by S&P and “BBB” by Fitch. The Class M10 Notes shall have been rated at least “Ba1” by Moody’s, “BBB-” by S&P and “BBB-” by Fitch. The Class M11 Notes shall have been rated at least “BBB-” by S&P and “BBB-” by Fitch.

6.11 The Underwriters shall have received the opinion of Pryor Cashman Sherman & Flynn LLP, counsel to the Indenture Trustee, dated the Closing Date, substantially to the effect set forth in Exhibit C.

6.12 The Underwriters shall have received from Hunton & Williams LLP, counsel to the Company, reliance letters with respect to any opinions delivered to S&P, Fitch and Moody’s.

Bear, Stearns & Co. Inc.

6.13 The Company shall have furnished to each Underwriter such further information, certificates and documents as such Underwriter may reasonably have requested, and all proceedings in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be in all material respects satisfactory in form and substance, in their reasonable judgment, to each Underwriter and its counsel.

The Company will furnish the Underwriters with conformed copies of the above opinions, certificates, letters and documents as are reasonably requested.

7. Indemnification and Contribution.

7.1 The Company and the Seller, jointly and severally, agree to indemnify and hold harmless each Underwriter, each officer and director of each Underwriter and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended, from and against any and all losses, claims, damages and liabilities (or actions in respect thereof) that arise out of or are based upon any (a) untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Notes as originally filed or in any amendment thereof or other filing incorporated by reference therein or in the Prospectus or any amendment or supplement thereto or any other filing incorporated by reference therein or (b) omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse each Underwriter and any officer, director or controlling person for any legal or other expenses reasonably incurred by such Underwriter or such officer, director or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, except insofar as such losses, claims, damages, or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission in reliance upon and in conformity with any information with respect to which each Underwriter has agreed to indemnify the Company pursuant to Section 7.2 hereof.

7.2 Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, the Seller, their respective directors or officers and any person controlling the Company or the Seller to the same extent as the indemnity set forth in Section 7.1 above from the Company and the Seller to the Underwriters, but only with respect to (a) the Underwriter Information and (b) such information, if any, in the Computational Materials and ABS Term Sheets distributed by such Underwriter that is not contained in either the final Prospectus or in any data provided by or on behalf of the Company (such information, the “Derived Information”), except to the extent of any errors in the Derived Information that are caused by errors in the Pool Information.

7.3 In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either Section 7.1 or 7.2 hereof, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing, but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability that the indemnifying party may have to any indemnified party hereunder except to the

Bear, Stearns & Co. Inc.

extent such indemnifying party has been materially prejudiced thereby, and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others that the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case described in subclauses (a), (b) or (c) of the immediately preceding sentence, the fees and disbursements of counsel for the indemnified party shall be paid by the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings involving the same general allegations in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (plus one local counsel, as necessary) for all such indemnified parties. Such firm shall be designated in writing by the relevant Underwriter, in the case of parties indemnified pursuant to Section 7.1 hereof and by the Company or the Seller, in the case of parties indemnified pursuant to Section 7.2 hereof. The indemnifying party may, at its option, at any time upon written notice to the indemnified party, assume the defense of any proceeding and may designate counsel reasonably satisfactory to the indemnified party in connection therewith; provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. Unless it shall assume the defense of any proceeding the indemnifying party shall not be liable for any settlement of any proceeding, effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated herein, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (y) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request and (z) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) does not include a statement as to, or admission of, fault, culpability or a failure to act by or on behalf of any such indemnified party and (ii) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Bear, Stearns & Co. Inc.

7.4 If the indemnification provided for in this Article 7 is unavailable to an indemnified party under Section 7.1 or 7.2 hereof or is insufficient in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities, in such proportion as is appropriate to reflect (a) the relative benefits received by the Company on the one hand and the related Underwriter on the other from the offering of the Notes or (b) if the allocation provided by clause (a) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also the relative fault of the Company on the one hand and the related Underwriter on the other in connection with the statements or omissions or alleged statements or alleged omissions that resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and by the related Underwriter on the other shall be in the same proportions that the purchase price paid by the related Underwriter to the Company for the Notes (“Net Proceeds”) bears to the excess of (a) the purchase prices paid by investors to each Underwriter for the Notes (the “Public Offering Price”) over (b) Net Proceeds. The relative fault of the Company on the one hand and of the related Underwriter on the other shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the related Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

7.5 The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Article 7 were determined by pro rata allocation or by any other method of allocation that does not take account of the considerations referred to in Section 7.4 above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, expenses and liabilities referred to in this Article 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim except where the indemnified party is required to bear such expenses pursuant to Section 7.4, which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent such expenses are required to be paid by such indemnifying party under this Article 7. Notwithstanding the provisions of this Article 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total aggregate Public Offering Price of the Notes underwritten and distributed to the public by such Underwriter exceeds the related Net Proceeds. In the event that any expenses so paid by the indemnifying party are subsequently determined not to be required to be borne by the indemnifying party hereunder, the party that received such payment shall promptly refund the amount so paid to the party that made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.6 The indemnity and contribution agreements contained in this Article 7 and the representations and warranties of the Company and the Seller set forth in this Agreement

Bear, Stearns & Co. Inc.

shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by the Underwriters or on behalf of the Underwriters or any person controlling any Underwriter or by or on behalf of the Company and its respective directors or officers or any person controlling the Company and (c) acceptance of and payment for any of the Notes.

8. Termination. This Agreement shall be subject to termination by notice given to the Company and the Seller if (a) the sale of the Notes provided for herein is not consummated because of any failure or refusal on the part of the Company or the Seller to comply with the terms or to fulfill any of the conditions of this Agreement or for any reason the Company or the Seller shall be unable to perform their respective obligations under this Agreement, (b) trading in securities generally on the New York Stock Exchange shall have been suspended or materially limited, (c) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities, (d) there shall have occurred any outbreak or escalation of hostilities or other calamity or crisis, the effect of which on the financial markets is such as to make it, in the Underwriters’ reasonable judgment, impracticable to market the Notes on the terms specified in this Agreement, (e) a material disruption in settlement or clearing operations shall occur or (f) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets of the United States shall be such) that makes it, in the Underwriters’ reasonable judgment, impractical to market the Notes. If the Underwriters terminate this Agreement in accordance with this Article 8, the Company or the Seller will reimburse the Underwriters for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by the Underwriters in connection with the proposed purchase and sale of the Notes.

9. Certain Representations and Indemnities to Survive. The agreements, representations, warranties, indemnities and other statements of the Company, the Seller–or the respective officers of the Company or the Seller–and the Underwriters that are set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by the Underwriters or on the Underwriters behalf of the Underwriters or made by or on behalf of the Company or any of its officers, directors or controlling persons and will survive delivery of and payment for the Notes.

10. Notices. All communications hereunder will be in writing and effective only on receipt and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Underwriters at Bear, Stearns & Co. Inc., 383 Madison Avenue, New York, New York, 10179; if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at People’s Choice Home Loan Securities Corp., 7515 Irvine Center Drive, Irvine, California, 92618; or if sent to the Seller, will be mailed, delivered or telegraphed and confirmed to it at People’s Choice Funding, Inc., 7515 Irvine Center Drive, Irvine, California, 92618.

11. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Article 7 hereof and their successors and assigns, and no other person will have any right or obligation hereunder.

Bear, Stearns & Co. Inc.

12. Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

{Signatures appear on the following page.}

Bear, Stearns & Co. Inc.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Company and you.

Very truly yours,

PEOPLE’S CHOICE HOME LOAN SECURITIES CORP.

By:
Name:
Title:

PEOPLE’S CHOICE FUNDING, INC.

By:
Name:
Title:

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

BEAR, STEARNS & CO. INC., individually and as Representative on behalf of the several Underwriters

By:
Name:
Title:

SCHEDULE I

Bear, Stearns & Co. Inc.

383 Madison Avenue

New York, New York 10179

Lehman Brothers Inc.

745 Seventh Avenue, 7th Floor

New York, New York 10019

Credit Suisse First Boston, LLC

Eleven Madison Avenue, 5th Floor

New York, New York 10010-3629

UBS Securities LLC

1285 Avenue of the Americas, 11th Floor

New York, New York 10019

SCHEDULE II

[Provided upon request.]

EXHIBIT A-1

CLOSING OPINION OF HUNTON & WILLIAMS LLP

See Corresponding Tab of the Closing Binder

EXHIBIT A-2

TAX OPINION OF HUNTON & WILLIAMS LLP

See Corresponding Tab of the Closing Binder

EXHIBIT A-3

10B-5 LETTER OF HUNTON & WILLIAMS LLP

See Corresponding Tab of the Closing Binder

EXHIBIT A-4

OPINION OF IN-HOUSE COUNSEL TO PEOPLE’S CHOICE FUNDING, INC.

[Provided upon request.]

EXHIBIT B-1

OPINION OF KENNEDY COVINGTON LOBDELL & HICKMAN LLP

See Corresponding Tab of the Closing Binder

EXHIBIT B-2

OPINION OF JOSEPH T. JURKOWSKI, JR.

See Corresponding Tab of the Closing Binder

EXHIBIT C

OPINION OF PRYOR CASHMAN SHERMAN & FLYNN LLP

See Corresponding Tab of the Closing Binder

EXHIBIT D

UNDERWRITER INFORMATION

Not Applicable

EXHIBIT E

UNDERWRITER CERTIFICATE TO THE COMPANY

Available Upon Request

EXHIBIT F

COMPUTATIONAL MATERIALS LEGEND OF UNDERWRITER

Investors are urged to read the final Prospectus Supplement and the related Prospectus, which will be filed with the Securities and Exchange Commission and may be accessed free of charge on the SEC’s web site, www.sec.gov. A copy of the Prospectus Supplement and Prospectus will be provided by Bear, Stearns & Co. Inc. upon request. Alternatively, if the offering is not registered under the Securities Act, investors should read the final Offering Memorandum. (The Prospectus Supplement and Prospectus are referred to collectively, and the Offering Memorandum is referred to, as the “Offering Document”). The Offering Document contains important information about the offered securities that is not contained in these materials. Information contained herein is subject to the same qualifications and assumptions, and should be considered by investors only in the light of the same warnings, lack of assurances and representations and other precautionary matters, as are disclosed in the Offering Document. Information regarding the underlying assets has been provided by the issuer of the securities or an affiliate thereof and has not been independently verified by Bear, Stearns & Co. Inc. or any affiliate. The analyses contained herein have been prepared on the basis of certain assumptions (including, in certain cases, assumptions specified by the recipient of these materials) regarding payments, interest rates, losses and other matters, including, but not limited to the assumptions described in the Offering Document. Bear, Stearns & Co. Inc. and any of its affiliates make no representation or warranty as to the actual rate or timing of payments on any of the underlying assets or the payments or yields on the offered securities. This information supersedes any prior versions of these materials.